Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7744

FOR IMMEDIATE RELEASE

Image Sensing Systems, Inc. Announces 2020 Second Quarter and First Half Financial Results

Saint Paul, Minn., August 12, 2020 -- Image Sensing Systems, Inc. (Nasdaq: ISNS) today announced results for its quarter and first half ended June 30, 2020.

Second Quarter 2020 Financial Summary

  Second quarter royalties remained consistent at $2.2 million when compared to the same period in the prior year.
  Second quarter product sales were $1.2 million, a decrease of 42 percent from the same period in the prior year.
  Operating expenses totaled $2.4 million in the second quarter of 2020, an increase of 1 percent from the prior year period.
  There were no capitalized software costs in the second quarter of 2020 compared to $343,000 in the prior year period.
  Net income for the second quarter of 2020 totaled $150,000 compared to net income of $647,000 for the same period in the prior year.
  The Company received funding of $924,000 under the Paycheck Protection Program in the form of a loan.
  Cash balance increased to $6.8 million at June 30, 2020, up from $5.4 million at the end of the first quarter of 2020.

First Half 2020 Financial Summary

  Royalties for the first half of 2020 were $4.3 million, an increase of 9 percent from the same period in the prior year.
  Product sales for the first half of 2020 were $2.2 million, a decrease of 39 percent from the same period in the prior year.
  Operating expenses totaled $5.2 million in the first half of 2020, an increase of 12 percent from the prior year period.
  Capitalized software costs in the first half of 2020 were $22,000 compared to $762,000 in the prior year period.
  Net income for the first half of 2020 totaled $39,000 compared to net income of $955,000 for the same period in the prior year.
  Cash balance increased to $6.8 million at June 30, 2020, up from $5.1 million when compared to the cash balance at December 31, 2019.

Exhibit 99.1

Second-Quarter Results:

Second quarter revenue for Image Sensing Systems, Inc. ("ISS," the "Company," "us," "we," or "our") in 2020 was $3.4 million compared to $4.2 million in the second quarter of 2019. Revenue from royalties was consistent at $2.2 million in the second quarter of 2020 compared to the second quarter of 2019. Product sales decreased to $1.2 million in the second quarter of 2020, a 42 percent decrease from $2.0 million in the second quarter of 2019. Autoscope video product sales and royalties were $250,000 and $2.2 million, respectively, and RTMS radar product sales were $922,000 in the second quarter of 2020.

Gross margin for the second quarter of 2020 was 82 percent, a 10 percentage point or 14 percent increase from a gross margin of 72 percent for the same period in 2019. Gross margin from royalties was consistent at 96 percent in the second quarter of 2020 compared to 95 percent in the second quarter of 2019. Product sales gross margin for the second quarter of 2020 was 56 percent compared to 45 percent in the prior year period. The increase in the gross margin percent was primarily the result of a larger portion of total revenue generated from royalties in the second quarter of 2020 compared to the second quarter of 2019 and there was an individually significant, low margin sale into the Middle East region in the second quarter of 2019.

The 2020 second quarter net income includes operating expenses of $2.4 million, a 1 percent increase from the second quarter of 2019. The increase is primarily due to the decrease in capitalized costs in the second quarter of 2020 compared to the second quarter of 2019 and higher legal and outside consulting costs related to the Company's exploration of strategic alternatives announced in January 2020. During the second quarter of 2020, the Company capitalized no internal software development costs compared to $343,000 in the prior year period. The Company's net income for the second quarter was $150,000, or $0.03 per diluted share, compared to net income of $647,000, or $0.12 per diluted share, in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, the operating income for the second quarter of 2020 was $621,000 compared to operating income of $844,000 in the prior year period.

During the second quarter of 2020, ISS received funding of $924,000 from the United States Small Business Administration (SBA) in the form of a PPP loan. ISS plans to apply for forgiveness of the loan because the proceeds were used for payroll related costs, rent, and utilities. Upon the expected forgiveness, the Company will recognize the loan as other non-operating income.

Exhibit 99.1

Year-to-Date Results:

ISS’ revenue for the first six months of 2020 was $6.5 million, a 14 percent decrease from revenue of $7.6 million in the first six months of 2019. Sales gross margin for the first six months of 2020 was 81 percent, a 7 percentage point or 10 percent increase from the prior year period. The increase in gross margin was the result of a combination of a higher percentage of revenue from royalties in the first half of 2020 and the aforementioned significant low margin sale in the Middle East in 2019. Revenue from royalties was $4.3 million in the first six months of 2020 compared to $4.0 million in the same period in 2019, a 9 percent increase. Product sales were $2.2 million in the first six months of 2020, a 39 percent decrease from $3.6 million in the first six months of 2019.

The first six months of revenue for 2020 included Autoscope video product sales and royalties of $391,000 and $4.3 million, respectively, and RTMS radar product sales of $1.8 million. Product sales gross margin for the first six months of 2020 was 53 percent, a 2 percentage point or 4 percent increase compared to the same period in the prior year.

The Company’s net income for the first six months of 2020 was $39,000, or $0.01 per diluted share, compared to a net income of $955,000, or $0.18 per diluted share, in the first six months of 2019. The first six months of 2020 net income includes operating expenses of $5.2 million, a 12 percent increase from the same period in 2019. During the first six months of 2020, the Company capitalized $22,000 of software development costs compared to $762,000 in the first six months of 2019.

On a non-GAAP basis, excluding intangible asset amortization, depreciation and restructuring charges for the applicable periods, operating income for the first six months of 2020 was $576,000 compared to an operating income of $1.4 million in the first six months of 2019.

"Royalty revenue continued to be strong in the second quarter of 2020, while our product revenue was impacted to a greater degree by COVID-19.  This was especially true for our international market segments due to their early and aggressive reaction to COVID-19, resulting in lockdowns of many regions.  In reaction to market uncertainty, we worked to execute a conservative operating plan that eliminated discretionary spending and deferred programmatic expense to the second half of 2020.  In total, we reduced our second quarter operating expenses by approximately $350,000 year-over-year when adjusted for 2019 software capitalization.  These actions, combined with the PPP loan proceeds applied to payroll, rent, and utilities allowed us to retain all of our talented employees," said Chad Stelzig, CEO for ISS.

Exhibit 99.1

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 12, 2020.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended June 30,		Six-Month Period Ended June 30,
	2020	2019	2020	2019
Revenue
Product sales	$1,172	$2,020	$2,222	$3,641
Royalties	2,215	2,205	4,324	3,956
	3,387	4,225	6,546	7,597
Cost of revenue	611	1,199	1,234	1,976
Gross profit	2,776	3,026	5,312	5,621

Operating expenses
Selling, general and administrative	1,563	1,682	3,472	3,349
Research and development	842	697	1,744	1,317
	2,405	2,379	5,216	4,666
Income from operations before income taxes	371	647	96	955
Income tax expense	221	-	57	-
Net income	$150	$647	$39	$955

Basic net income per share	$0.03	$0.12	$0.01	$0.18
Diluted net income per share	$0.03	$0.12	$0.01	$0.18

Weighted shares - basic	5,296	5,244	5,281	5,234
Weighted shares - diluted	5,299	5,259	5,299	5,248

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$6,834	$5,118
Receivables, net	2,629	3,126
Inventories	640	781
Prepaid expenses and other current assets	512	463
	10,615	9,488
Property and equipment, net	385	419
Intangible assets, net	3,535	3,875
Deferred taxes	5,219	5,220
Operating lease asset, net	245	181
	$19,999	$19,183
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$253	$373
Short-term debt	402	-
Warranty and other current liabilities	767	858
	1,422	1,231

Non-current liabilities
Operating lease obligation	28	19
Long-term debt	522	-
	550	19

Shareholders’ equity	18,027	17,933
	$19,999	$19,183

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six-Month Periods Ended June 30,
	2020	2019
Operating activities
Net income	$39	$955

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	480	398
Stock option expense	113	104
Changes in operating assets and liabilities	337	(513)
Net cash provided by operating activities	969	944

Investing activities
Capitalized software development costs	(22)	(762)
Purchases of property and equipment	(102)	(160)
Net cash used for investing activities	(124)	(922)

Financing activities
Stock for tax withholding and options exercised	(6)	(17)
Proceeds from PPP Loan	924	-
Net cash provided by (used for) financing activities	918	(17)

Effect of exchange rate changes on cash	(47)	(12)
Increase (decrease) in cash and cash equivalents	1,716	(7)

Cash and cash equivalents at beginning of period	5,118	4,236
Cash and cash equivalents at end of period	$6,834	$4,229

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$-	$5

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets, depreciation, and restructuring charges for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended June 30,		Six-Month Period Ended June 30,
	2020	2019	2020	2019
Income from operations	$371	$647	$96	$955
Amortization of intangible assets	188	149	362	299
Depreciation	62	48	118	99
Restructuring charges	-	-	-	2
Non-GAAP income from operations	$621	$844	$576	$1,355

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.